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                                                                    Exhibit 16.1

[BDO LETTERHEAD]


October 26, 2005

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549-7561


We have been furnished with a copy of the response to Items 4.01 and 4.02 of Form 8-K for the event that occurred on October 26, 2005, to be filed by our former client, Powerhouse Technologies Group, Inc. We agree with the statements made in response to Items 4.01 and 4.02 insofar as they relate to our Firm except we are not in a position to agree or disagree with Powerhouse Technologies Group, Inc.'s statements in paragraph 1 under Item 4.01 nor of paragraph 2 and paragraph 3 under Item 4.02.



Very truly yours,


/s/ BDO Seidman, LLP
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BDO Seidman